Exhibit 99.1

Press Release

For Immediate Release

Contacts: Yee Phong (Alan) Thian
President and CEO
(626) 307-7559
David Morris
Executive Vice President and CFO
(714) 670-2488

President Biden Appoints RBB Bancorp President and CEO Alan Thian to Community Development Advisory Board

Los Angeles, CA, September 20, 2021 -- RBB Bancorp announced President and CEO Alan Thian’s appointment to the Advisory Board of the U.S. Department of the Treasury’s Community Development Financial Institutions Fund. Mr. Thian is one of nine community development leaders nationwide appointed to advise the CDFI Fund Director on the policies of the CDFI Fund.

“I am honored to serve as a member of the Community Development Advisory Board,” said Mr. Thian “I look forward to working with leaders from around the country to further the CDFI Fund’s mission of empowering America’s economically distressed communities.”

The Community Development Financial Institutions Fund (CDFI Fund) plays an important role in generating economic growth and opportunity in some of our nation's most distressed communities. By offering tailored resources and innovative programs that invest federal dollars alongside private sector capital, the CDFI Fund serves mission-driven financial institutions that take a market-based approach to supporting economically disadvantaged communities.

Corporate Overview

RBB Bancorp is a community-based financial holding company headquartered in Los Angeles, California. As of June 30, 2021, the company had total assets of $3.9 billion. Its wholly owned subsidiary, the Bank, is a full-service commercial bank, which provides business banking services to the Chinese-American communities in Los Angeles County, Orange County, and Ventura County in California; in Las Vegas, Nevada; in Brooklyn, Queens, and Manhattan in New York; Edison, New Jersey, and two branches in the Chicago neighborhoods of Chinatown and Bridgeport. Bank services include remote deposit, E-banking, mobile banking, commercial and investor real estate loans, business loans and lines of credit, commercial and industrial loans, SBA 7A and 504 loans, 1-4 single family residential loans, automobile lending, trade finance, a full range of depository account products and wealth management services. The Bank has nine branches in Los Angeles County; two branches in Ventura County; one branch in Irvine, California; one branch in Las Vegas, Nevada; six branches and one loan operation center in Brooklyn, Queens and Manhattan in New York; one branch in Edison, New Jersey; and two branches in Chicago, Illinois. The Company's administrative and lending center is located at 1055 Wilshire Blvd., Los Angeles, California 90017, and its finance and operations center is located at 7025 Orangethorpe Avenue, Buena Park, California 90621. The Company's website address is www.royalbusinessbankusa.com.